Exhibit 99.1

urban-gro Announces Financial Results for Fourth Quarter and Fiscal Year 2019

•	2019 Revenue was $24.2 million, a 20% increase over the $20.1 million realized in 2018
•	2019 Professional services revenue was $3.2 million, a 241% increase over the $0.9 million realized in 2018
•	During 2019, secured 76 new Engineering Design Services projects totaling 1.9 million square feet
•	In March 2019, acquired MEP industry leader Impact Engineering Inc. (d/b/a Grow2Guys), a firm with a portfolio of 300+ projects across North America

Lafayette, Colorado, (May 19, 2020) – urban-gro, Inc. (OTCQX: UGRO) (“urban-gro” or the “Company”), a leading engineering design services company that integrates complex equipment systems into high-performance indoor cultivation facilities for the global commercial horticulture market, has announced its financial results for Q4 and the fiscal year ended December 31, 2019.

Bradley Nattrass, Chairman and CEO of urban-gro stated, “With the changes in the capital markets, 2019 proved to be a challenging year for the cannabis industry and the urban-gro team. I am very proud of how we efficiently and successfully began restructuring the organization to focus on the company’s core services and achieving positive cash flow in 2020. As a result of making significant reductions to our operating expenses and downsizing our team at all levels in Q4 2019, we enter 2020 as a much more nimble and streamlined organization that is operating with a laser focus on profitability and driving shareholder value. Due to the changes implemented in 2019, we believe we have a plan that can be executed and are in a much better position to manage the impact of COVID-19.”

The following financial, product, and service highlights serve as a strong foundation upon which the streamlined urban-gro can build in 2020:

Financial Highlights:

•	Our Q4 2019 revenue was $7.1 million, a 33% increase compared to $5.4 million in Q4 2018
•	Our 2019 revenue was $24.2 million, an increase of 20%; or $4.1 million, compared to $20.1 million for 2018
o	Our 2019 professional services revenues increased by $2.3 million to $3.2 million, a 241% increase compared to $0.9 million for 2018
o	Our recurring revenue focused division, the Environmental Sciences Group, recognized revenues of $4.2 million in 2019, a 24% increase compared to $3.4 million for 2018.
•	Gross profit for 2019 was $6.6 million, an increase of 7.6% from $6.2 million in 2018. The decrease in gross profit margin, from 30.7% in 2018 to 27.4% in 2019, was predominantly impacted by lower margins on LED lighting sales.
•	For 2019, our operating loss and net loss were $5.8 million and $8.4 million, respectively. This compares to a 2018 operating loss and net loss of $3.8 million and $3.9 million. This $4.5 million increase in net loss is the result of the impact of the following operating expenses:
o	$1.6 million increase in salaries and related expenses tied to the expansion of our workforce in the first three quarters of 2019 to focus on future growth
o	$1.3 million attributed to the amortization of amounts associated with the issuance of convertible debentures, which was a non-cash charge
o	$0.8 million attributed to increased professional/consulting fees and costs tied to the Company’s public listing
o	$0.5 million attributed to the write-down of a prior investment, which was a non-cash charge
o	$0.3 million attributed to increased G&A expenses due to the expansion of our workforce in the first three quarters of 2019
•	On a Non-GAAP basis, Adjusted EBITDA for 2019 was a negative $3.3 million, compared to a negative $2.4 million in the prior year period due primarily to increased salaries and related expenses. See reconciliations of all non-GAAP to GAAP measures presented in this release in the table below.

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Balance Sheet Highlights

•	Accounts receivable increased by $1.1 million as a result of increasing terms with key customers
•	Goodwill increased to $0.9 million due to the acquisition of Impact Engineering
•	The Company increased its gross investments into ancillary companies by 100%, from $1.3 million in 2018 to $2.6 million in 2019
o	Subsequent to the market downturn in Q4, we impaired one of these investments by $0.5 million, resulting in a net increase in investments of $0.8 million
•	In Q4 2019, $2.7 million of debentures and accrued interest were converted into 1,102,513 shares of Common Stock at $2.41 per share.
o	The associated outstanding 532,134 warrants are exercisable to purchase common Stock at $3.00 per share until June 24, 2021

Company Product and Service Highlights

In 2019, the Company successfully executed the following operational initiatives:

•	Secured Engineering Design Services contracts for 76 projects totaling 1.9 million square feet.
•	Acquisition of Impact Engineering Inc. (d/b/a Grow2Guys), a MEP firm with related design experience in over 300 cannabis cultivation facilities. We believe this acquisition provides strategic opportunities to: 1) engage with customers earlier in the facility design process, and 2) enter the purpose-built HVAC segment.
•	New IP: In 2019, the Company was awarded its first two US Patents for use in its Soleil® technology offering. Two patents tied to the Modular Sensor Architecture for Soil and Water Analysis at Various Depths from the Surface were issued on September 3, 2019, and December 3, 2019.
•	To better focus on becoming cash flow positive in 2020, we began making the following cost reduction initiatives in August 2019:
o	We reduced employee headcount by 15, which we expect to result in estimated annual savings of $1.8 million, including benefits and travel.
o	Reduced annual marketing and related expenditures, targeting a $0.5 million overall reduction in fiscal 2020.
o	Reduced corporate functions and activities, which is expected to result in future annual savings of up to $0.2 million

Management Commentary

As reflected in the 2019 financials, urban-gro entered the year focused on driving top line revenue and reinvesting profits into future growth. By solidifying the base platform, we invested in the Company’s future value proposition as we (i) completed investments in technology related companies, and (ii) made a strategic acquisition with the intention of strengthening our core competency and point of differentiation, Engineering Design Services.

We believe we have now built our platform, and we are beginning to realize certain cost savings as a result of our initiatives, including:

o	Salaries and Related Expenses:
▪	Net of severance payments, we reduced salaries and related expenses from $0.5 million per month at its height in July 2019 to under $0.4 million per month starting the 2020 fiscal year
o	Marketing and related expenses:
▪	Reduced marketing and related expenses from $0.1 million per month at its height in July 2019 to under $0.05 million per month to start the 2020 fiscal year
o	The efficiency improvements and cost-cutting initiatives made in Q4 2019 are expected to result in annualized cost savings of approximately $2.2 million for fiscal 2020, as compared to fiscal 2019.

In order to continue to strengthen our financial position, in February 2020, we closed on a $6 million credit facility with a Canadian institutional lender (comprised of a $2 million term loan and a revolving credit facility of up to $4 million), and also extended our pre-existing $1 million note held by a director of the Company. The proceeds from the term loan were used to refinance existing indebtedness, and we believe the credit facility will help provide the company with additional resources to support our strategy and operations.

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Entering 2020, and with the cost reduction initiatives deployed, the company is in a better position to build going forward. Although we may opportunistically pursue strategic growth opportunities, we are primarily focused on generating positive cash flows via organic growth in new markets.

Supporting these efforts, we are focused on the following key initiatives:

1.	Increase revenues from our higher margin Professional Services component of our solution by at least 35% in 2020:
o	Keep building and leveraging our core competency, our Engineering Design Services, and increase the number of secured project contracts by 20% in 2020
o	Leverage our team of experts by launching gro-cares®, a contracted recurring revenue platform that focuses on facility optimization and cultivation support
2.	Focus our expertise and turn key offering on other emerging Cannabis markets around the world
o	Close project contracts in three countries outside of the US and Canada
3.	Diversify our segment offering to other segments of the indoor horticulture market:
o	Provide engineering design services to at least one indoor vertical farming facility project
o	Provide commissioning services to horticulture-focused integrators on at least one project
4.	Focus on locking in strategic contracts with key vendors in order to secure better pricing terms, and to increase profitability on the sale of complex equipment systems
5.	Remain diligent on continually reviewing and cutting operating expenses where possible

Use of Non-GAAP Financial Information

We define Adjusted EBITDA as net income (loss) attributable to urban-gro, Inc. determined in accordance with GAAP, excluding the effects of interest expense, interest expense related to convertible debentures, depreciation and amortization, convertible debenture expense in general and administrative expense, stock-based compensation, and impairment of investment. We believe that the presentation of results excluding these items in Adjusted EBITDA provides meaningful supplemental information to both management and investors, facilitating the evaluation of performance across reporting periods. The Company uses these non-GAAP measures for internal planning and reporting purposes. These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or net income per share prepared in accordance with generally accepted accounting principles.

Set forth below is a reconciliation of net loss to Adjusted EBITDA:

	Years ended December 31,
	2019	2018
Net Loss	$(8,350,573)	$(3,895,873)
Interest expense	704,230	119,961
Interest expense related to convertible debentures	1,333,520	–
Depreciation and amortization	266,476	154,136
Convertible debenture expense in general and administrative expense	432,578	–
Stock-based compensation	1,830,426	1,245,826
Impairment of investment	505,766	–
Adjusted EBITDA	$(3,277,577)	$(2,375,950)

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About urban-gro, Inc.

urban-gro, Inc. (OTCQX: UGRO) is a leading engineering design services company that integrates complex equipment systems into high-performance indoor cultivation facilities for the global commercial horticulture market. Our custom-tailored, plant-centric approach to design, procurement, and integration provides a single point of accountability across all aspects of indoor growing operations. We also help our customers achieve operational efficiency and economic advantages through a full spectrum of professional services focused on facility optimization, and integrated pest management programs that promote environmental health. In every engagement, our unwavering focus is on solutions that ensure success. Visit www.urban-gro.com to learn more. Follow urban-gro on Instagram, Facebook, Twitter and LinkedIn.

Safe Harbor Statement

This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. When used in this release, terms such as “believes,” “estimates,” “should,” “could,” “would,” “plans,” “expects,” “intends,” “anticipates,” “may,” “forecasts,” “projects” and similar expressions and variations as they relate to the Company or its management are intended to identify forward-looking statements. Such forward-looking statements are based on current expectations, forecasts, and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially from those anticipated or expected, including statements related to our ability to execute on our growth strategy, our ability to achieve positive cash flows or profitability, our ability to achieve cost savings, the sufficiency of our liquidity and capital resources, and our ability to achieve our key initiatives for 2020. A more detailed description of these and certain other factors that could affect actual results is included in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date hereof, except as may be required by law..

For inquiries, please contact:

Investor Relations Contact:
Phil Carlson

KCSA Strategic Communications

Email: pcarlson@kcsa.com

Phone: (212) 896-1233

Media Contact:
Anne Graf

KCSA Strategic Communications

Email: agraf@kcsa.com

Phone: (786) 390-2644

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